SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 28, 2009

000-24478 (Commission File No.)	38-3073622 (IRS Employer Identification No.)
DEARBORN BANCORP, INC.

(Exact name of registrant as specified in its charter)
Michigan

(State of Incorporation)
1360 Porter Street, Dearborn, MI

(Address of Principal Executive Offices)
48124

(Zip Code)
(313) 565-5700

(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
1)	On August 28, 2009, Dearborn Bancorp, Inc. (“Dearborn”) elected to defer regularly scheduled quarterly interest payments on Dearborn’s junior subordinated debentures (“Debentures”). The Debentures are owned by Dearborn through Dearborn Trust 1 (the “Trust”) and were funded by the Trust’s issuance in 2002 of $10,000,000 in trust preferred securities (“Debt Securities”), which have a term of thirty years. The total estimated annual interest that would be payable on the Debentures and the underlying Debt Securities, if not deferred, is approximately $400,000.

The terms of the Debentures and the trust indenture (the “Indenture”) allow for Dearborn to defer payment of interest on the Debt Securities at any time or from time to time for up to 20 consecutive quarters provided no event of default (as defined in the Indenture) has occurred and is continuing. Dearborn is not in default with respect to the Indenture, and the deferral of interest does not constitute an event of default under the Indenture. While Dearborn defers the payment of interest, it will continue to accrue the interest expense owed at the applicable interest rate. The interest rate of the Debt Securities is the three-month LIBOR plus 3.35%. At the expiration of the deferral period, all accrued and unpaid interest is due and payable. During the deferral period, Dearborn may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dearborn Bancorp, Inc. (Registrant)
/s/ Jeffrey L. Karafa
Jeffrey L. Karafa
Treasurer and Chief Financial Officer

Date: August 31, 2009